Exhibit 10.8
EMPLOYMENT AGREEMENT
     This Employment Agreement effective as of March 21, 2005 is between AuthenTec, Inc., a Delaware corporation (the “Company”), and Larry Ciaccia (“Employee”).
1.	Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company to assist in the development and to promote the operation of the business carried on by the Company subject to the following conditions:
(a)	Position. Employee will serve as Executive Vice President Marketing of the Company, reporting to the Chief Executive Officer and will perform such duties and will exercise such responsibilities, commensurate with such position, on behalf of the Company as from time to time will be reasonably assigned to him. During his service hereunder, Employee will at all times provide his full working time and best efforts to the performance of his obligations and duties hereunder; provided, however, that nothing herein contained will be deemed to prevent or limit the right of Employee to (i) invest his funds in the capital stock or other securities of any corporation except a competitor in the biometrics industry or (ii) serve on the boards of directors or advisory committees of charitable organizations, trade organizations or other companies which are not competitors in the biometrics industry and which are disclosed to the Company or (iii) engage in other personal business matters that do not interfere with the performance of Employees duties as described above.

(b)	Base Compensation. During the term of his employment hereunder, Employee will be paid an annual base salary at the rate of One Hundred and Ninety Thousand Dollars ($190,000.00) (“Base Compensation”), payable in equal bi-weekly installments in arrears; provided however, that beginning with the standard review cycle planned for 2006, the Board will review and, in its discretion, may increase Employee’s Base Compensation based on the Company’s performance and Employee’s contributions.

(c)	Bonus Plan; Annual Bonus. In addition, Employee will be eligible to participate in AuthenTec’s annual bonus plans which are generally available to other employees of AuthenTec of similar position and as may be approved from time to time.

(d)	Stock Options. Employee you will be granted two incentive stock options to purchase a combined total of 959,316 shares of AuthenTec common stock at a strike price of $0.15 per share. One incentive stock option will be for 713,244 shares and the other incentive stock option will be for 246,072 shares. These options are subject to the requirements of applicable law, the provisions contained within the AuthenTec Stock Option Plan and the Employee Stock Option Agreement, as well as the following vesting provisions:
(i)	The option grant for 713,244 shares will vest over a four year timeframe with 25% of the grant vesting on the first anniversary date of Employee’s employment
AuthenTec, Inc. • P.O. Box 2719 • Melbourne, FL 32902-2719
• Tel: 1-321-308-1300 • Fax: 1-407-308-1430 • www.authentec.com with Company and monthly pro-rata vesting for the remainder of the grant over the next thirty-six months.
(ii)	The option grant for 246,072 shares will vest over a five year timeframe with 25% of the grant vesting on the second anniversary date of Employee’s employment with Company and monthly pro-rata vesting for the remainder of the grant over the next thirty-six months.

(iii)	Upon a Change of Control both option grants will have an immediate twelve (12) month vesting acceleration. On the one-year anniversary of such Change of Control, any remaining unvested shares shall immediately vest.
(e)	Other Benefits.
(i)	Insurance and Other Benefits. Employee shall be entitled to participate in all of the benefits afforded full-time AuthenTec employees, subject to the various eligibility requirements of the specific benefit plans and subject, in some cases, to employee contributions to such plans. These benefits shall include group health and dental plans, a 401(k) deferred compensation plan, life insurance, short term disability coverage, optional supplemental life insurance and long term disability coverages.

(ii)	Vacation. Employee shall be entitled to an annual vacation of three (3) weeks per year for the first two (2) years of employment and increasing to four (4) weeks per year thereafter. Unused vacation shall be accrued pursuant to the Company’s policy.

(iii)	Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable travel, entertainment and other expenses incurred or paid by Employee in connection with or related to the performance of his duties or responsibilities under this Agreement (including reasonable home office equipment and telephone expenses directly related to Employee’s performance of his duties), provided that Employee submits to the Company substantiation of such expenses sufficient to satisfy the Company’s expense reimbursement policies and the record keeping guidelines promulgated from time to time by the Internal Revenue Service.
2.	Term of Employment; Termination.
(a)	Term. Nothing in this agreement shall be construed as a contractual guarantee of employment. Employment is both considered “at will” and, subject to local law, may be discontinued by either party, with or without cause, at any time.

(b)	Termination; Post-Termination Matters.
(i)	Termination.
AuthenTec, Inc. • P.O. Box 2719 • Melbourne, FL 32902-2719
• Tel: 1-407-308-1300 • Fax: 1-407-308-1430 • www.authentec.com

(A)	Voluntary Termination By Employee. Employee will give the Company at least thirty (30) days prior written notice as to the date of any voluntary termination by Employee, specifying therein the date of termination; any failure of Employee to provide such timely notice will result in a forfeiture, for the year in which the termination occurs, of any bonus which Employee otherwise had accrued as at the date of his voluntary termination.

(B)	Termination By the Company For Cause. The Company may terminate Employee’s employment hereunder at any time for Cause.

(C)	Termination By The Company Without Cause. The Company may terminate Employee’s employment at any time Without Cause. Any such termination Without Cause will be within the sole discretion of the Company. Such discretion if exercised by the Company will be unlimited and will not be subject to any test of reasonableness by any court of law or by Employee.

(D)	Constructive Termination Of Employee. Employee may terminate his employment upon written notice to the Company of any one of the following events that occurs coincident with or following a Change in Control, if not cured and corrected by the Company or its successor within 10 business days after written notice thereof by the Employee to the Company or its successor: (i) any change in the Employee’s title or position that constitutes a material diminution in authority as compared to the authority of the Employee’s title or position immediately prior to the occurrence of the Change in Control; (ii) any material reduction in the Employee’s annual base salary as in effect on the effective date of the Change in Control; (iii) a substantial diminution in the Employee’s duties and responsibilities (other than a change due to the Employee’s Total and Permanent Disability or as an accommodation under the Americans With Disabilities Act); or (iv) any requirement that the Employee relocate, by more than 50 miles, the principal location from which he performs services for the Company as compared to such location immediately prior to the occurrence of the Change in Control; provided, however, that no diminution of title, position, duties or responsibilities shall be deemed to occur solely because the Company becomes a subsidiary of another corporation or entity or because there has been a change in the reporting hierarchy incident thereto involving the Employee.
(ii)	Severance.
(A)	If Employee’s employment is terminated pursuant to Sections 2(b)(i)(A) or (B), the Company shall pay Employee only his Base Compensation through his actual day of termination, and the Company shall have no further liability or obligation to Employee, his executors, heirs, assigns or other persons claiming under or through his estate.
AuthenTec, Inc. • P.O. Box 2719 • Melbourne, FL 32902-2719
• Tel: 1-407-308-1300 • Fax: 1-407-308-1430 • www.authentec.com

(B)	If the Company terminates Employee’s employment Without Cause pursuant to Section 2(b)(i)(C) or Employee terminates, his employment pursuant to Section 2(b)(i)(D), the Company shall provide Employee with the following:
(I)	An amount equal to nine (9) months (not including accrued vacation) of Employee’s Base Compensation, payable in accordance with the Company’s payroll practices and a continuation of the additional insurance benefits described herein for such nine month period;

(II)	The assignment, at Employee’s option, of insurance policies insuring Employee, provided that, notwithstanding paragraph (I) above, Employee shall thereafter be responsible for any premium payments and transfer of any vested funds or other benefits under any of the Company’s ERISA or other benefit plans.
(iii)	Vesting of Stock Options.
(A)	If Employee’s employment is terminated pursuant to Sections 2(b)(i)(A) or (B), vesting under Employee’s stock option grants shall cease immediately. Employee shall have ninety (90) days from the termination date to exercise any vested stock option shares.

(B)	If the Company terminates Employee’s employment Without Cause pursuant to Section 2(b)(i)(C), vesting under Employee’s stock option grants shall vest during the severance period plus an additional three (3) months thereafter. Employee shall have twelve (12) months from the termination date to exercise any or all vested stock option shares.

(C)	If Employee terminates his employment pursuant to Section 2(b)(i)(D), all unvested stock option shares under Employee’s stock option grants shall vest immediately. Employee shall have twelve (12) months from the termination date to exercise any or all vested stock option shares.
(iv)	Definitions. As used in this Agreement.
(A)	A “voluntary termination” of employment by Employee, means any termination at the will of Employee, other than by reason of a Constructive Termination Event.

(B)	“Termination for Cause” means Employee’s termination if such termination results from any one or more of the following events, circumstances or occurrences: (A) the Employee’s material breach of any written employment, consulting, advisory, proprietary information, nondisclosure or other agreement with the Company and his or her subsequent failure to cure such breach to the satisfaction of the Company within thirty (30) days following written notice of such breach to the
AuthenTec, Inc. • P.O. Box 2719 • Melbourne, FL 32902-2719
• Tel: 1-407-308-1300 • Fax: 1-407-308-1430 • www.authentec.com

Employee by the Company; (B) the Employee’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony or any misdemeanor involving moral turpitude if the Board reasonably determines that such conviction or plea materially adversely affects the Company; (C) the commission of an act of fraud or dishonesty by the Employee if the Company reasonably determines that such act materially adversely affects the Company; or (D) Employee’s intentional damage or destruction of substantial property of the Company. The determination of “cause” shall be made by the Company and its determination shall be final and conclusive.
(C)	A termination “Without Cause” means a termination at the will of the Company other than Termination for Cause.

(D)	“Change of Control” shall mean the earliest to occur of (i) a merger or consolidation to which the Company is a party and which results in, or is effected in connection with, a change in ownership of a majority of the outstanding shares of voting stock of the Company, (ii) any sale or transfer of all or substantially all of the assets of the Company to an unaffiliated third party, (iii) the sale by the stockholders of the Company of a majority of the voting stock of the Company to an unaffiliated third party or (iv) a liquidation or dissolution of the Company.
(c)	Post-Termination Matters.
(i)	Return of Materials. Upon any termination of Employee’s employment, Employee will promptly return to the Company all personal property of the Company and all copies and originals of documents and other tangible impressions, in any medium, containing confidential or proprietary information of the Company.

(ii)	Expenses. The Company will pay to Employee all expenses permitted to be reimbursed hereunder within ten (10) days after appropriate documentation has been submitted by Employee.

(iii)	Noncompete; Nonsolicitation. During the term hereof and the period specifically indicated in subsections (A), (B), (C) and (D) below, following termination of Employee’s employment for any reason, Employee will not, directly or indirectly, on behalf of himself or any behalf of anyone else:
(A)	for a period of twelve (12) months, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company), engage in any business activity that directly competes with the kind or type of products or services of developed or being developed,
AuthenTec, Inc. • P.O. Box 2719 • Melbourne, FL 32902-2719
• Tel: 1-407-308-1300 • Fax: 1-407-308-1430 • www.authentec.com produced marketed, distributed, planned, furnished or sold by the Company while Employee was employed by the Company;
(B)	for a period of twelve (12) months, call upon any of the customers of the Company who are such at the time of Employee’s termination of employment hereunder, for the purpose of soliciting or providing any product or service the same as that provided by the Company or for the purpose of providing customers to any person or entity conducting a business in direct competition with the business of the Company, as conducted at the date of Employee’s termination (a “Competitive Business”);

(C)	for a period of twelve (12) months, communicate with any of the other employees, consultants or representatives of the Company for the purpose of inducing such employees, consultants or representatives to discontinue their relationship with the Company or to establish a relationship with Employee or any Competitive Business; and

(D)	for a period of twelve (12) months, solicit, divert or take away or attempt to solicit, divert or take away any of the customers, clients, licenses, strategic partners or patrons of the Company who are such at the time of the Employee’s termination of employment with the Company.
(iv)	Reasonableness of Covenants. Employee covenants and agrees with the Company that, if Employee violates any of his covenants or agreements under Section 2(c)(iii), the Company will be entitled, subject to any limitations of Florida law, to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits that Employee has directly realized or may directly realize as a result of, growing out of or in connection with any such violation; such remedy will be in addition to and not in limitation of any injunctive relief or other rights or remedies that the Company is or may be entitled at law or in equity or under this Agreement. In the event that, notwithstanding the foregoing, any part of the covenants set forth in Section 2(c)(iii) is held by a court of competent jurisdiction to exceed the restrictions which such court deems reasonable and enforceable, such restrictions will be deemed to become and thereafter be the maximum restrictions that such court deems reasonable and enforceable.
3.	Proprietary Information and Inventions. Employee will execute and deliver such customary confidentiality and invention assignment agreements during the term hereof as the Company requests of its employees. Employee represents and warrants to the Company that Employee is not bringing with him, and covenants with the Company that he will not use in the course of his employment with Company, any proprietary rights or intellectual property rights to which he does not lawfully possess.
4.	Miscellaneous.
AuthenTec, Inc. • P.O. Box 2719 • Melbourne, FL 32902-2719
• Tel: 1-407-308-1300 • Fax: 1-407-308-1430 • www.authentec.com

(a)	Governing Law. This Agreement will be subject to and governed by the laws of the State of Florida, without regard to its conflict of laws provisions.

(b)	No Waiver; Amendment. Failure to insist upon strict compliance with any provision hereof will not be deemed a waiver of such provision of any other provision hereof. This Agreement may not be modified except by a written agreement executed by the parties hereto.

(c)	Severability; Context. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof will not affect the validity or enforceability of the other provisions hereof. Whenever required by the context, the singular number will include the plural and the masculine or neuter gender will include all genders.

(d)	Survival and Priority. Provisions herein which by their terms so provide will survive any termination of this Agreement or of termination of Employee’s employment by the Company. Each of the parties hereto acknowledge and agrees that this Agreement supersedes any existing agreements and any agreements entered into after the date hereof (unless specifically stating otherwise therein) to which the Company and Employee are parties or subject to relating to the subject matter contained herein.

(e)	Equitable Relief; Arbitration.
(i)	In the event of a breach or threatened breach by Employee of the provisions of this Agreement, the Company will, in addition to any other rights and remedies available to it, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any present violation or future violation of this Agreement.

(ii)	The parties agree that any controversy, claim or dispute arising out of or relation to this agreement, or the breach thereof, except as discussed herein or arising out of or relating to the employment of the executive, or the termination thereof, including any statutory or common law claims under federal, state or local law, including all laws prohibiting discrimination in the workplace, shall be resolved by arbitration in Melbourne, Florida, in accordance with the employment dispute resolution rules of the American Arbitration Association. The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof. The parties further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the Company to which Employee has or will be given access, and the likelihood of significant harm that the Company would suffer in the event that such information was disclosed to third parties, nothing in this Section 2(iii) shall preclude the Company from going to court to seek injunctive relief to prevent Employee from violating the obligations established in Section 2(iii) of this Agreement. Each
AuthenTec, Inc. • P.O. Box 2719 • Melbourne, FL 32902-2719
• Tel: 1-407-308-1300 • Fax: 1-407-308-1430 • www.authentec.com party shall bear its own costs in any such arbitration, but the Company shall bear the direct and indirect expenses of the arbitrator.
(f)	No Assignment; Binding Nature. Employee may not assign his rights or obligations hereunder and any attempted assignment will be null and void. This Agreement will be binding upon and more to the benefit of the successors and assigns of the Company and upon the heirs, administrators and executors of Employee.

(g)	Notices. Unless otherwise herein provided, notice required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (i) the date of personal delivery; (ii) the date of delivery by facsimile; or (iii) the next business day after deposit with a nationally-recognized courier or overnight service, including FedEx or Express Mail, for United Sates deliveries or three (3) business days after such deposit for deliveries outside of the United States. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth on the signature page of this Agreement, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto. All notices for delivery outside the United States will be sent by facsimile, or by nationally recognized courier or overnight service, including Express Mail. Notices to the Company by Employee will be marked to the Chairman of the Board.

(h)	Counterparts. This Agreement may be executed in counterparts, each of which will be an original and both of which together will constitute one instrument.

(i)
IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first written above.

THE COMPANY		EMPLOYEE:

By:	/s/ Greg Teesdale	/s/ Larry Ciaccia
Name: Greg Teesdale		Larry Ciaccia	March 10, 2005
Title: Chief Financial Officer		109 Lansing Island Drive
Indian Harbour Beach, FL 32937
AuthenTec, Inc. • P.O. Box 2719 • Melbourne, FL 32902-2719
• Tel: 1-407-308-1300 • Fax: 1-407-308-1430 • www.authentec.com